Exhibit 10.10.3

TRANSACTION BONUS AGREEMENT

This Transaction Bonus Agreement (this “Agreement”) is entered into as of October 26, 2012, by and between Connecture, Inc., a Delaware corporation (the “Company”), and Robert Douglas Schneider (“Executive”).

PRELIMINARY STATEMENT

The Company desires to incentivize Executive to further the growth and profitability of the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the premises hereof, and of the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Transaction Bonus. Subject to the terms and conditions of this Agreement, the Company will pay to Executive a transaction bonus in an amount equal to $76,199, payable in a single lump sum within ten (10) business days after the closing date of the first Transaction that occurs after the date of this Agreement (the “Transaction Bonus”). For purposes of this Agreement, “Transaction” has the meaning given such term in the Executive Performance Option Agreement by and between the Company and the Executive dated December 31, 2011. The Transaction Bonus may be paid in cash or in kind, or in some combination thereof, as determined by the Company.

2. Forfeiture. In order to receive the Transaction Bonus described above, Executive must be employed by the Company continuously from the date of this Agreement through the closing date of the Transaction in the position of Chief Executive Officer of the Company. If Executive’s employment with the Company terminates for any reason before the closing date of the Transaction, or Executive ceases to be the Chief Executive Officer of the Company before the closing date of the Transaction, then any and all rights to a Transaction Bonus shall terminate and be forfeited, and no payment shall be made. The Company will deduct from any payments made pursuant to this Agreement an amount equal to the federal, state and local taxes, if any, required by law to be withheld by the Company with respect to such payments.

3. 280G Compliance. Notwithstanding anything contained in this Agreement to the contrary, to the extent that any portion of the Transaction Bonus would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the amount of the Transaction Bonus shall be reduced to the amount that would result in no portion of the Transaction Bonus being subject to the excise tax imposed pursuant to Section 4999 of the Code.

4. Effect on Other Benefits; Unfunded, Unsecured Obligation.

(a) Any payments made pursuant to this Agreement shall not be counted as compensation for purposes of any other employee benefit plan, program or agreement sponsored, maintained or contributed to by the Company unless expressly provided for in such employee benefit plan, program or agreement.

(b) This Agreement shall at all times be entirely unfunded, and no provisions shall at any time be made with respect to segregating assets of the Company for payment of any benefits hereunder. Additionally, nothing contained herein shall be construed as giving Executive, his beneficiary, or any other person or entity, any equity or other interest of any kind in any assets of the Company or creating a trust of any kind or a fiduciary relationship of any kind between the Company and any such person. As to any claim for any unpaid amounts under this Agreement, Executive, his beneficiary, and any other person having a claim for payment shall be unsecured creditors.

5. No Obligation. This Agreement shall not give Executive any right to continued employment or service with the Company or its subsidiaries or interfere in any way with the right of the Company or its subsidiaries to terminate Executive’s employment or service at any time.

6. Miscellaneous. Executive shall not have the power or right to transfer, assign, anticipate, mortgage, or otherwise encumber his interest under this Agreement, nor shall such interest be subject to seizure for the payment of Executive’s debts, judgments, alimony, or separate maintenance or be transferable by operation of law in the event of Executive’s bankruptcy, insolvency, divorce or separation. This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns. This Agreement supersedes all previous agreements, written or oral, between the parties related to the subject matter hereof. This Agreement may be amended only by written agreement signed by the parties. Upon payment of the Transaction Bonus, or any earlier dissolution, wind-down or split-up of the Company, this Agreement will be cancelled and of no further effect. The payment under this Agreement is intended to be exempt from Section 409A of the Code under the “short-term deferral” exemption. The Company does not guarantee any particular tax treatment of the compensation arrangement in this Agreement.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Executive:

/s/ Robert Douglas Schneider
Robert Douglas Schneider

CONNECTURE, INC.

By:	/s/ James Purko
Name: James Purko
Title: Chief Financial Officer

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